Exhibit 99.1

AMG Media & Investor Relations:	Patricia Figueroa (617) 747-3300
ir@amg.com pr@amg.com

AMG Appoints Marcy Engel to its Board of Directors

Dwight D. Churchill to Retire from Board of Directors Following 15-Year Service

WEST PALM BEACH, FL, August 14, 2025 – AMG, a strategic partner to leading independent investment management firms globally, today announced the appointment of Marcy Engel to its Board of Directors (the “Board”), effective September 30, 2025; the Company also announced the forthcoming retirement of Dwight D. Churchill from the Board, effective September 30, 2025. Mr. Churchill was appointed to AMG’s Board of Directors in February 2010.

Ms. Engel served on the board of directors of Sculptor Capital Management, Inc. from June 2018 through its acquisition by Rithm Capital Corp. in 2023, having served as Chairperson of the board from 2021 through 2023. Prior to that, she was the Chief Operating Officer and General Counsel of Eton Park Capital Management, L.P., a global alternatives investment firm, where she was responsible for all of the non-investment aspects of Eton Park’s business. Prior to joining Eton Park in 2005, Ms. Engel worked for Citigroup and its predecessor firms, Salomon Smith Barney and Salomon Brothers, Inc., where, among other roles, she was Managing Deputy General Counsel of Citigroup’s Global Corporate and Investment Bank and a member of its Management Committee. Ms. Engel holds a B.A. from the University of Michigan and a J.D. from the University of Pennsylvania Law School.

“We are delighted to welcome Marcy as an independent Director, given her significant experience in financial services, including service as a senior executive at an alternative investment firm, an investment bank, and a bank – as well as her board experience at a public alternative manager,” said Loren M. Starr, Chair of AMG’s Board of Directors. “In addition, I and my fellow Directors thank Dwight for his longstanding service to AMG and commitment to its shareholders. We deeply appreciate the leadership and expertise that Dwight has provided over the years, during a period of meaningful growth and evolution of the business and organization.”

“Upon completing fifteen rewarding years of service on AMG’s Board of Directors, I have decided that now is the right time to retire,” said Mr. Churchill. “This decision comes after much reflection and with a deep sense of gratitude for the experience and professional camaraderie I have enjoyed; serving on AMG’s Board has been one of the most meaningful chapters of my professional life. I am particularly proud of my working relationship with Jay Horgen and the entire management team over the years, over the course of which AMG has grown and developed significantly, and the organization has evolved in many positive ways. I have had the privilege of working alongside many wonderful colleagues on the Board whose dedication and commitment I have found truly inspiring.”

“Over the course of his fifteen-year tenure, Dwight has played a variety of leadership roles, including Chair of our Audit Committee, Chair of the Board, and most recently, as interim Chair again, and AMG and our shareholders have deeply benefited from his leadership and insight; I am personally grateful for our long working relationship and Dwight’s leadership and dedication to AMG; he will be missed,” said Jay C. Horgen, Chief Executive Officer. “Looking ahead, we are very pleased to welcome Marcy Engel to our Board, as she brings a unique set of industry experiences and insights to AMG. The Board and management team and I very much look forward to working with her.”

About AMG

AMG (NYSE: AMG) is a strategic partner to leading independent investment management firms globally. AMG’s strategy is to generate long-term value by investing in high-quality independent partner-owned firms, through a proven partnership approach, and allocating resources across AMG’s unique opportunity set to the areas of highest growth and return. Through its distinctive approach, AMG magnifies its Affiliates’ existing advantages and actively supports their independence and ownership culture. As of June 30, 2025, AMG’s aggregate assets under management were approximately $771 billion across a diverse range of private markets, liquid alternative, and differentiated long-only investment strategies. For more information, please visit the Company’s website at www.amg.com.

Certain matters discussed in this press release issued by Affiliated Managers Group, Inc. (“AMG” or the “Company”) may constitute forward-looking statements within the meaning of the federal securities laws, and could be impacted by a number of factors, including those described under the section entitled “Risk Factors” in AMG’s most recent Annual Report on Form 10-K, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. AMG undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law. This release does not constitute an offer of any products, investment vehicles, or services of any AMG Affiliate. From time to time, AMG may use its website as a distribution channel of material Company information. AMG routinely posts financial and other important information regarding the Company in the Investor Relations section of its website at www.amg.com and encourages investors to consult that section regularly.